Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into on this 12th day of July, 2021, but effective as of July 1, 2021, (the “Effective Date”), by and between Atlas Growth Eagle Ford, LLC, a Texas limited liability company (“Seller”), and Texas American Resources II, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

WHEREAS, Seller desires to sell and convey, and Buyer desires to purchase, the Assets (as defined herein) on the terms and conditions set out in this Agreement.

WHEREAS, certain capitalized terms used in this Agreement shall have the respective meanings assigned to them in Appendix A attached hereto. All references herein to “the Agreement” or “this Agreement” are to this Agreement as it may be amended, supplemented or modified from time to time, the exhibits hereto and the capitalized terms used herein that are defined in Appendix A.

NOW, THEREFORE, in consideration of the mutual promises set out in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereto agree to be bound as follows:

ARTICLE 1
PURCHASE AND SALE OF THE ASSETS

1.1Purchase and Sale

. Upon the terms of this Agreement, and subject to the satisfaction of certain conditions set forth herein, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, effective as of the Effective Date, certain oil and gas properties (the “Assets”) as more particularly defined in the Assignment, Bill of Sale and Conveyance from Seller to Buyer attached hereto as Exhibit A (the “Assignment”).

1.2Assumed Liabilities

. Without limiting Buyer’s rights to release, defense, and indemnity and to be held harmless under Section 8.2, effective as of the Effective Date, Buyer will fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations, expenses, damages, charges, payments, losses, fines, costs, liabilities, claims and causes of action of every kind or character (including reasonable, documented attorneys’ fees and expenses) (“Liabilities”), known or unknown, relating in any manner to the Assets, regardless of whether such Liabilities arose prior to, on, or after the Effective Date, including any Liabilities relating in any manner to the use, ownership or operation of the Assets and any personal injury or death, property damage, environmental damage or remediation, decommissioning and/or abandonment work with respect to the Assets, but excluding the Excluded Liabilities (subject to such exclusions, the “Assumed Liabilities”).

1.3Excluded Liabilities

.  Seller shall retain and be responsible for the Liabilities set forth below (all Liabilities in this Section 1.3, collectively, the “Excluded Liabilities”); provided that no such Liabilities will be retained by Seller, and the Excluded Liabilities shall not include any Liability, in each case, to the extent related to any Losses (as defined in the Contract Operating Agreement, dated as of June 19, 2020, between Texas American Resources Company (“TARC”) and Seller (as the same may be amended from time to time, the “Contract Operating Agreement”)) for which TARC, an affiliate of Buyer, is obligated to indemnify Seller (collectively, the “Contract Operator Liabilities”). Except as set forth below, such Excluded Liabilities will be retained by Seller regardless of whether each arises prior to, on or after the Effective Date.

(a)claims arising out of or from Atlas Growth Eagle Ford, LLC et al. v. RC Coffee, Ltd. et al.; Cause No. 17-01-0066-CVA, Atascosa County, Texas (the “Coffee Litigation”) and any obligations in connection with the settlement thereof;

(b)any taxes allocable to Seller under Section 1.3(b) of the Assignment;

(c)any Liabilities related to any indebtedness for borrowed money incurred by Seller;

(d)any Liabilities related to employees of Seller or any of its affiliates and all Liabilities of Seller to indemnify any officers or directors under the governing documents of Seller;

(e)any action, suit or proceeding pending or threatened in or by any court or governmental body against Seller with respect to Seller’s ownership of or right to convey the Assets;

(f)any transactions between Seller and its affiliates;

(g)except to the extent related to or arising from any action or inaction by Buyer (including in relation to the operation of the Assets), any claims of improper calculation of any funds that Seller is obligated to escheat to any Governmental Authority or suspended funds held by Seller;

(h)personal injury (including death) and property damage claims against Seller arising out of Seller’s ownership of the Assets prior to the Effective Date except, in each case, any Liabilities arising from or in relation to actual or alleged violations of environmental law;

(i)civil or administrative fines or penalties, criminal sanctions or injunctive relief arising out of Seller’s ownership of the Assets prior to the Effective Date, except for, in each case, any of the above levied in relation to actual or alleged violations of environmental law;

(j)any Liabilities arising out of the pre-Effective Date migration, disposal, or transportation of hazardous substances by or on behalf of Seller off the premises of the Assets;

(k)any Liabilities arising out of a material breach of Contracts, Permits or Leases (each as defined in the Assignment) by Seller prior to the Effective Date, except, in each case, in relation to actual or alleged violations of environmental law;

(l)any third-party claims related to any acts or omissions of gross negligence or willful misconduct of Seller or any of its affiliates related to acts or omissions taken prior to the Effective Date; and

(m)any Liabilities arising out of Seller’s ownership and use of the Excluded Assets.

ARTICLE 2
PURCHASE PRICE

2.1Purchase Price

.  The total consideration and purchase price for the Assets, which Buyer shall pay to Seller in accordance with Section 5.1(a) and which Seller shall accept from Buyer, is Four Million Eight Hundred Thousand Dollars ($4,800,000.00) (the “Purchase Price”) subject to adjustments provided below. The Purchase Price is allocated to Seller’s interest in the wells and the lands attributable thereto (the “Allocated Value”) as set forth on Exhibit B.

2.2Purchase Price Adjustments

. Seller shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds) prior to the Effective Date and shall be responsible for all costs, expenses and taxes attributable to ownership, operation and production of the Assets prior to the Effective Date regardless of when invoiced, including prorated ad valorem taxes attributable to the Assets up to the Effective Date.  Buyer shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds) from and after the Effective Date and shall be responsible for all costs, expenses and taxes attributable to ownership, operation and production of the Assets from and after the Effective Date regardless of when invoiced, including prorated ad valorem taxes attributable to the Assets from and after the Effective Date. The Purchase Price shall be adjusted downward on the Closing Date by the amount of any suspended funds held by Seller and owed to third parties and, following Closing, Seller shall be entitled to retain all such funds and Buyer shall be responsible for the proper payment of all such amounts to such third parties. The Purchase Price shall be further adjusted downward on the Closing Date by the Allocated Value of all Assets that have been removed as Excluded Assets pursuant to Article 3. The Purchase Price, as adjusted pursuant to this Section 2.2, is herein the “Adjusted Purchase Price”

2.3Accounting for Post-Closing Date Adjustments

.

(a)On or before sixty (60) days following the Closing Date, Buyer shall prepare a final settlement statement (“Final Settlement Statement”) based on actual income and expenses attributable to Seller for periods prior to the Closing Date, including an itemized calculation and reasonable supporting documentation of the adjustments used by Buyer to determine such amount; provided that any revenue or proceeds from production from the Assets received by TARC for the account of Seller, and any expenses or amounts due to TARC from Seller, in each case, as operator under the Contract Operating Agreement will be remitted or paid, as applicable, in accordance with the terms of the Contract Operating Agreement and will not be accounted for in the Final Settlement Statement. The Parties agree to work in good faith to settle any dispute with respect to the amount of the adjustment to the Purchase Price as set forth in the Final Settlement Statement; provided that, Seller shall notify Buyer in writing within ten (10) days following the receipt of the Final Settlement Statement of any disagreements or disputes with respect to the amount reflected in the Final Settlement Statement, which notice shall include a description of the disputed amount, and reasonable support for Seller’s disagreement therewith. If Seller timely delivers an objection notice, the Parties will treat the Final Settlement Statement as correct with respect to the items not objected to, and Buyer and Seller will meet to negotiate and resolve the objections within ten (10) days of Buyer’s receipt of Seller’s objections.  If the Parties agree on all objections, the Parties will treat the adjusted Final Settlement Statement as correct and the Purchase Price will not be subject to further adjustment thereafter.  Any items not agreed to at the end of the ten (10)-day period may, upon either Party’s written request, be resolved by arbitration in accordance with Section 2.3(b).

(b)If the Parties do not agree upon the Final Settlement Statement, the Parties will promptly submit the disputed matters to PricewaterhouseCoopers, or if PricewaterhouseCoopers is unavailable, such other nationally recognized independent public accounting firm as may be mutually agreed by the Parties (the “Independent Accounting Firm”), which will act as an arbitrator and promptly decide all points of disagreement with respect to the Final Settlement Statement. The Independent Accounting Firm will act for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any other matter.  The Independent Accounting Firm’s decision will be final and binding on the Parties and shall not be subject to appeal or further review.  Any court of competent jurisdiction may enforce the decision against either Party.  The costs and expenses of such arbitrator shall be borne by Seller and Buyer in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which inverse proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered on the merits of the matters submitted.

(c)Within (i) fifteen (15) days following the agreement by the Parties to the amount of any adjustment to the Purchase Price as set forth in the Final Settlement Statement or, (ii) if Seller fails to deliver written notice of any disputes to the Final Settlement Statement in accordance with this Section 2.3, fifteen (15) days following the delivery to Seller of the Final Settlement Statement, any difference to the Purchase Price, as reflected in the agreed Final Settlement Statement, shall be paid by the owing Party to the owed Party by means of wire transfer in immediately available funds to the account identified by the owed Party.

2.4Payment of Purchase Price

. The Purchase Price shall be paid to Seller by means of wire transfer in immediately available funds to the account identified immediately below:

Bank Name:KeyBank NA

Account Name:Atlas Growth Partners, LP LLC

Account Number:359681356036

Routing:041001039

ARTICLE 3
PREFERENCE RIGHTS AND CONSENTS

3.1Transfer Requirements

.

(a)Buyer will promptly provide any required notifications with respect to the Transfer Requirements set forth on Schedule 3.1; provided that Seller shall cause to be executed and delivered such documents, and do, or cause to be done, such other acts as Buyer may reasonable request to facilitate Buyer delivering such required notifications and obtaining consents or waivers under such Transfer Requirements; provided further that in no event will Seller be required to incur any liabilities or pay any amounts in connection with the execution of such documents or the performance of such acts.

(b)If, as of the Closing Date, all Transfer Requirements with respect to any Asset (i) are fully satisfied, have expired or are no longer applicable to the transactions contemplated hereby, (ii) are Customary Post-Closing Consents, or (iii) expressly provide that such Transfer Requirement cannot be unreasonably withheld, then such Asset will be assigned to Buyer at the Closing in accordance with the terms and subject to the conditions of this Agreement.

(c)If, as of the Closing Date, any Transfer Requirement with respect to any Asset (i) is not fully satisfied, has not expired or remains applicable to the transactions contemplated hereby, (ii) is not a Customary Post-Closing Consent, and (iii) does not expressly provide that such Transfer Requirement cannot be unreasonably withheld, then Buyer will in good faith elect to either (x) waive the Transfer Requirement or (y) exclude such Asset from the conveyance on the Closing Date. If Buyer elects to exclude such Asset from the conveyance on the Closing Date, such Asset will not be conveyed to Buyer at Closing and will be deemed an Excluded Asset, and the Purchase Price will be reduced by the applicable Allocated Value, or portion thereof, pursuant to Section 2.2 allocated to such retained Asset.

(d)Notwithstanding the foregoing, if any Transfer Requirement described in Section 3.1(c) is fully satisfied, expires or becomes no longer applicable to the transactions contemplated hereby on or before December 1, 2021, then Seller shall promptly notify Buyer of such satisfaction, expiration or inapplicability and following such written notice, Seller shall deliver such retained Assets at a Delayed Closing pursuant to Section 3.2.

3.2Delayed Closing

3.1.1.  If any Assets are required to be conveyed to Buyer pursuant to Section 3.1(d) (any such Asset, a “Delayed Closing Property”), then such Delayed Closing Property shall be (a) deemed to no longer be an Excluded Asset, (b) an Asset for all purposes under this Agreement and (c) conveyed to Buyer on the date that is ten (10) Business Days after Buyer’s receipt of Seller’s written notice pursuant to Section 3.1(d). All such Delayed Closing Property shall be conveyed pursuant to an assignment in the form of the Assignment, subject to the terms and conditions of this Agreement and, simultaneously with such conveyance, Buyer shall pay to Seller the Allocated Values for such Delayed Closing Property subject to adjustment pursuant to Section 2.2, solely to the extent not duplicative of adjustments already made to the Purchase Price (each such assignment and payment occurring after the Closing Date, a “Delayed Closing”).

ARTICLE 4
CONDITIONS PRECEDENT

4.1Conditions Precedent to the Obligations of Seller

.

The obligations of Seller to be performed at the Closing (or any Delayed Closing, as applicable) are subject to the fulfillment (or waiver by Seller in its sole discretion), before or at the Closing (or any Delayed Closing, as applicable), of each of the following conditions:

(a)Representations and Warranties. The representations and warranties by Buyer set forth in Article 7, without giving effect to any “materiality” qualifications therein, shall be true and correct as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct as of such specified date).

(b)Covenants.  Buyer shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by Buyer at or prior to Closing.

(c)No Litigation, Orders or Laws.  There shall be no legal action or proceeding instituted by a Governmental Authority having appropriate jurisdiction or any other Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement.  There shall be no Law, order (including temporary restraining order), decree or judgment of any Governmental Authority having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein.

(d)Closing Deliverables. Buyer shall be ready, willing and able to deliver to Seller at the Closing all closing deliverables and items required to be delivered by Buyer under Section 5.1.

(e)Walk-Away Threshold.  The sum of all downward adjustments to the Purchase Price (without duplication) that would result from the Allocated Value of all Assets subject to exercised and outstanding Transfer Requirements, when taken together, will not exceed twenty-five percent (25%) of the unadjusted Purchase Price.

4.2Conditions Precedent to the Obligations of Seller

.

The obligations of Buyer to be performed at the Closing (or any Delayed Closing, as applicable) are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing (or any Delayed Closing, as applicable), of each of the following conditions:

(a)Representations and Warranties. The representations and warranties of Seller set forth in Article 6, without giving effect to any “materiality” or “Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct as of such specified date).

(b)Covenants.  Seller shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by Seller at or prior to Closing.

(c)No Litigation, Orders or Laws.  There shall be no legal action or proceeding instituted by a Governmental Authority having appropriate jurisdiction seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement.  There shall be no Law, order (including temporary restraining order), decree or judgment of any Governmental Authority having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein.

(d)Closing Deliverables. Seller shall be ready, willing and able to deliver to Buyer at the Closing all closing deliverables and items required to be delivered by Seller under Section 5.1.

(e)Walk-Away Threshold.  The sum of all downward adjustments to the Purchase Price (without duplication) that would result from the Allocated Value of all Assets subject to exercised and outstanding Transfer Requirements, when taken together, will not exceed twenty-five percent (25%) of the unadjusted Purchase Price.

ARTICLE 5
CLOSING; TERMINATION

5.1Closing Obligations

. The closing of the purchase and sale of the Assets pursuant to this Agreement (“Closing”) will occur remotely and electronically on September 1, 2021 or, if the conditions set forth in Section 4.1 and Section 4.2 are not satisfied or waived as of such date, then on the third Business Day following the satisfaction or waiver of all such conditions or as may be mutually agreed by the Parties (“Closing Date”):

(a)Buyer shall pay to Seller the Adjusted Purchase Price by wire transfer to Seller’s account set forth in Section 2.4.

(b)Seller shall execute, acknowledge, and deliver to Buyer, and Buyer shall receive, execute, and acknowledge the Assignment.

(c)Seller shall deliver to Buyer fully executed and acknowledged releases of all liens and security interests securing indebtedness for borrowed money of Seller or any of its affiliates affecting the Assets, if applicable.

(d)Seller shall execute and deliver a non-foreign tax affidavit in form and substance satisfactory to Buyer and shall execute and deliver Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification).

(e)Seller agrees to, and Buyer agrees to cause TARC to, execute and deliver that certain Amendment to Contract Operating Agreement dated as of the date hereof.

(f)Seller and Buyer agree to execute, acknowledge, and deliver or cause to be executed, acknowledged, and delivered such other instruments and take such other action as any Party may reasonably request, to perform its obligations under this Agreement and to convey and deliver the Assets to Buyer.

5.2Termination

. This Agreement and the transactions contemplated herein may be terminated prior to the Closing Date: (a) by the mutual written agreement of the Parties; (b) if the Closing Date has not occurred by September 30, 2021 (the “Outside Date”), by Seller by delivering written notice to Buyer; (c) by Seller by delivery of written notice to Buyer if the conditions in Section 4.2(e) have not been satisfied or waived by the Outside Date; (d) by Buyer by delivery of written notice to Seller if the conditions in Section 4.1(e) have not been satisfied or waived by the Outside Date or (e) by the non-breaching Party upon delivery of written notice if the other Party has materially breached this Agreement, such material breach has caused the conditions set forth in Section 4.1 or Section 4.2 (as applicable) not to be satisfied, and such breaching Party has failed to cure such material breach within 15 Business Days after receiving written notice of such breach from the non-breaching Party; provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to Section 5.2(b), (d), or (e) if such Party is in material breach of this Agreement. If this Agreement is terminated pursuant to Section 5.2(a), (b), (c) or (d), such termination will be each Party’s sole and exclusive remedy for the failure of the Closing Date to occur by the Outside Date and the Parties shall have no liability or obligation hereunder as a result of such termination. If this Agreement is terminated pursuant to Section 5.2(e), the terminating Party may seek to recover its actual, direct damages (as limited by Section 8.6) from the breaching Party up to, but not exceeding, $300,000.  If this Agreement terminates pursuant to the terms of this Section 5.2, then, except as provided in this Section 5.2 and except for the provisions of Section 8.4, Section 8.6, Article 9 (other than Section 9.5, Section 9.6, Section 9.7 and Section 9.9) and Appendix A, this Agreement shall forthwith become void and of no further force or effect and the Parties shall have no liability or obligation hereunder.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER

6.1Representations and Warranties of Seller

. Seller represents and warrants to Buyer that, as of the Effective Date and as of the Closing Date:

(a)Seller is a limited liability company validly existing and in good standing under the laws of the State of Texas, has full legal power to carry on its business as now conducted, is authorized to own the Assets and is in good standing and duly qualified to conduct its business in the State of Texas;

(b)Seller has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other transaction documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized in accordance with the governing documents of Seller;

(c)This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equitable principles. Neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated by this Agreement, will violate or be in conflict with: (i) the governing documents of Seller; (ii) any material provision of any agreement or instrument to which Seller is a party or by which it, or the Assets, is bound; or (iii) any material provision of any judgment, decree, order, statute, rule or regulation applicable to Seller or all or any portion of the Assets;

(d)To Seller’s knowledge, except as set forth on Schedule 3.1, the Assets are not subject to any preferential rights or consents in connection with the transactions contemplated hereby;

(e)To Seller’s knowledge, there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened in or by any court or governmental body against Seller affecting the Assets or the use thereof, or with respect to Seller’s ownership of or right to convey the Assets;

(f)To Seller’s knowledge, there are no outstanding payments or refunds owed by Seller with respect to royalties or other proceeds of hydrocarbon production arising from the production of hydrocarbons from the Assets;

(g)Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Assets will be liable or obligated;

(h)To the Seller’s knowledge, all taxes (whether or not shown on any tax return) relating to or applicable to Seller’s acquisition, ownership or operation of the Assets that have become due and payable have been duly paid in full, and Seller is not delinquent in the payment of any such taxes; and

(i)To the Seller’s knowledge, there are no wells, pipelines or other equipment located on the Assets that Seller has previously plugged, dismantled or abandoned in a manner that does not comply in all material respects with applicable law at the time of such plugging, dismantling, or abandoning, and any such prior plugging and abandonment or dismantling or abandonment is presently in compliance with all existing laws and Seller is not required to further plug, replug, dismantle or abandon such wells, pipelines or other equipment.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYER

7.1Representations and Warranties of Buyer

. Buyer represents and warrants to Seller that, as of the Effective Date and as of the Closing Date:

(a)Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, has full legal power to carry on its business as now conducted, is authorized to own the Assets and is in good standing and duly qualified to conduct its business in the State of Texas;

(b)Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other transaction documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized in accordance with the governing documents of Buyer;

(c)This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equitable principles. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated by this Agreement, will violate or be in conflict with: (i) the governing documents of Buyer; (ii) any material provision of any agreement or instrument to which Buyer is a party or by which it is bound; or (iii) any material provision of any judgment, decree, order, statute, rule or regulation applicable to Buyer; and

(d)Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller will be liable or obligated.

ARTICLE 8
INDEMNITIES

8.1Indemnities of Buyer

. Buyer hereby releases, defends, indemnifies and holds Seller, together with all of Seller’s affiliates, members, representatives, officers, employees and attorneys, and all of such Persons’ successors and assigns (the “Seller Indemnified Parties”), harmless from and against any and all Liabilities caused by, arising out of or related to (a) any breach by Buyer of its representations, warranties or covenants under this Agreement and the other transaction documents to which it is a party and (b) to the extent attributable to the Assumed Liabilities.

8.2Indemnities of Seller

. Seller hereby releases, defends, indemnifies and holds Buyer, together with all of Buyer’s affiliates, members, representatives, officers, employees and attorneys, and all of such Persons’ successors and assigns (the “Buyer Indemnified Parties”), harmless from and against any and all Liabilities caused by, arising out of or related to (a) any breach by Seller of any of its representations, warranties or covenants under this Agreement and the other transaction documents to which it is a party and (b) to the extent attributable to the Excluded Liabilities.

8.3Survival

. (a) The representations and warranties of Seller in Article 6 and Buyer in Article 7, (b) the special warranty of title set forth in Section 2.4 of the Assignment and (c) Seller’s obligations under Sections 8.2 and Buyer’s obligations under Section 8.1 shall survive for a period of five (5) months following the Closing Date.  Subject to the foregoing, the remainder of this Agreement shall survive without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities herein shall terminate as of the termination date of each respective representation or warranty that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnification has been delivered on or before such termination date. In no event shall Seller be liable for any claims for indemnification pursuant to Sections 8.2 to the extent such claims exceed $300,000, except with respect to claims arising out of the Coffee Litigation, for which there shall be no limitation on Seller’s indemnification.

8.4Disclaimers

.

(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 AND IN SECTION 2.4 OF THE ASSIGNMENT (SPECIAL WARRANTY), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ITS EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ITS AFFILIATES).

(b)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 AND IN SECTION 2.4 OF THE ASSIGNMENT, SELLER (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (III) THE CONDITION, QUALITY, SUITABILITY OR MARKETABILITY OF THE ASSETS, (IV) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, AND (V) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, OR ITS EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 AND IN SECTION 2.4 OF THE ASSIGNMENT, SELLER (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS OR RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 AND IN SECTION 2.4 OF THE ASSIGNMENT, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 6, SELLER HAS NOT MADE, AND EXPRESSLY DISCLAIMS ANY

REPRESENTATIONS OR WARRANTIES REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

8.5Express Negligence Rule

. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE, RELEASE, DISCLAIMER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION PURSUANT TO THE PROVISIONS OF THIS AGREEMENT, INCLUDING THIS ARTICLE 8, IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE INDEMNIFIABLE LOSS GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PARTY, OR ANY PRE-EXISTING DEFECT; PROVIDED, THAT NO INDEMNIFICATION PURSUANT TO ANY PROVISION OF THIS AGREEMENT SHALL BE APPLICABLE TO THE EXTENT THAT THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD OF THE INDEMNIFIED PARTY CAUSED OR CONTRIBUTED TO THE INDEMNIFIABLE LOSS.

8.6Non-Compensatory Damages

.  NONE OF THE BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, IN EACH CASE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.  SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH

RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.7Conspicuousness

. The Parties expressly hereby acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” or in “ALL CAPS” satisfy the requirement of the “express negligence rule” and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

ARTICLE 9
MISCELLANEOUS

9.1Notice

. All notices, waivers, consents and other communications under this Agreement must be in writing and delivered personally, by certified mail, postage prepaid and return receipt requested, or by email:

9.1.1Seller:

Atlas Energy Group, LLC

6387B Camp Bowie Blvd #341

Fort Worth, TX 76116

Attention: Christopher Walker, Chief Operating Officer

Email: cwalker@atlasenergy.com

and

Atlas Energy Group, LLC

2400 Market Street, Suite 230

Philadelphia, PA 19103

Attention: Jeffrey Slotterback

Email: jslotterback@phicapadvisors.com

9.1.2Buyer:

Texas American Resource II, LLC

201 West 5th Street, Suite 1300

Austin, Texas 78701

Attention: David R. Cape

Email: dcape@texasarc.com

Or to such other place within the United States of America as Seller or Buyer may designate as to itself by written notice to the other party. All notices shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by email (with read receipt requested, with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party), (c) received by the addressee, if sent by a delivery service (prepaid, receipt requested) or (d) received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses and representatives (if applicable).

9.2Governing Law

. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS EXCLUDING ANY CHOICE OF LAW RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. FOR ANY DISPUTE THAT MAY ARISE UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY CLAIM OF BREACH OF THIS AGREEMENT, THE PARTIES HEREBY CONSENT TO THE EXCLUSIVE VENUE AND JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN HARRIS COUNTY, TEXAS.

9.3Waiver of Jury Trial

. EACH OF SELLER AND BUYER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY ANY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

9.4Third-Party Beneficiary

. Nothing in this Agreement, express or implied, shall confer upon anyone, other than the Parties and their respective successors and assigns, any rights or remedies under or by reason of this Agreement, whether as a third-party beneficiary or otherwise.

9.5Assignment

. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, and any assignment or delegation made without such consent shall be null and void ab initio.

9.6Successor and Assigns

. This Agreement binds and inures to the benefit of Seller and Buyer and their respective successors and permitted assigns.

9.7Amendments

. No amendment or modification of any provision of this Agreement will be valid, unless the same is in writing and signed by both Seller and Buyer.

9.8Expenses and Fees

. Seller and Buyer will pay their own expenses and fees incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. Buyer will be responsible for costs associated with the recording of the Assignment.

9.9Counterparts

. This instrument may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

9.10Construction

. In the event of a conflict between the terms and conditions of this Agreement and the Assignment, the terms and conditions of this Agreement will prevail.

9.11Severability

. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Upon a determination that any provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the Agreement is not affected in any adverse manner to either Seller or Buyer. Upon such determination that any provision is invalid, illegal, or incapable of being enforced, the Seller and Buyer shall negotiate in good faith to modify this Agreement so as to affect the original intent of Seller and Buyer as closely as possible in an acceptable manner to the end that the Assets are conveyed from Seller to Buyer.

9.12Joint Preparation

. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement.  Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated hereby.

9.13Exhibits

. All Exhibits attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

9.14Entire Agreement

. This Agreement (including any Exhibits) and the Assignment constitute the entire understanding among the Parties with respect to the subject matter hereof and thereof, superseding all negotiations, prior discussions and prior agreements and understanding related to such subject matter.

[Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the date(s) provided below.

SELLER:	BUYER:

ATLAS ENERGY GROUP, LLC,	TEXAS AMERICAN RESOURCES II, LLC,
a Texas limited liability company	a Delaware limited liability company

/s/ Jeffrey Slotterback	/s/ David Honeycutt
By:Jeffrey Slotterback	By: David Honeycutt
Title:Chief Executive Officer	Title: President and Chief Executive Officer
Date: July 12, 2021	Date: July 12, 2021

Signature Page to

Purchase and Sale Agreement

APPENDIX A
Definitions

“Business Day” means any calendar day except Saturdays, Sundays, U.S. federal holidays and any other calendar day in which banks in Houston, Texas are closed for business.

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of hydrocarbon leases or interests therein if they are routinely made or obtained subsequent to transfer.

“Excluded Asset” has the meaning given to such term in the Assignment.

“Governmental Authority” means any federal, state, local, municipal, tribal, arbitral or other government, any governmental, regulatory or administrative agency, arbitral panel, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or government tribunal.

“Person” means an individual, group, partnership, corporation, limited liability company, trust or other entity, including Governmental Authorities.

“Transfer Requirement” means any waiver, consent, approval, authorization or permit of, or filing with or notification to, any Person that is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, including any preferential purchase rights, rights of first refusal or other similar rights that are applicable to the sale or transfer of the Assets in connection with the transactions contemplated hereby.

Appendix A to Purchase and Sale Agreement

EXHIBIT “A”
Assignment, Bill of Sale and Conveyance

Attached to and made a part of that certain Purchase and Sale Agreement, dated effective as of July 1, 2021 by and between ATLAS GROWTH EAGLE FORD, LLC, as Seller, and TEXAS AMERICAN RESOURCES II, LLC, as Buyer.

[attached.]

Exhibit “A” to Purchase and Sale Agreement